[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

SHAREHOLDERS’ AGREEMENT

AMONG

NUTRACEA OFFSHORE, LTD.,

NUTRACEA,

BRIGHT FOOD INVESTMENT COMPANY LIMITED (HONG KONG).

AND

THE MINORITY SHAREHOLDERS NAMED HEREIN

DATED AS OF

JUNE 25, 2008

ii

iii

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT (the “Agreement”) is effective as of this 25 day of June, 2008 (the “Effective Date”), by and among NUTRACEA OFFSHORE, LTD., an exempted company organized under the laws of the Cayman Islands (the “Company”), NUTRACEA, a corporation organized under the laws of the State of California (“Parent”), BRIGHT FOOD INVESTMENT COMPANY, LIMITED (HONG KONG)., a corporation organized under the laws of Hong Kong (“Bright”); and the Person or Persons listed on Schedule 1 (collectively, the “Minority Shareholders”). The Parent, Bright and the Minority Shareholders are referred to herein individually and collectively as a “Party” or the “Parties.”

RECITALS:

A. Each of Parent, Bright and the Minority Shareholders has agreed to acquire shares of the Company’s capital stock, as set forth on Schedule 2. Parent and Bright, and their permitted transferees, shall hold Shares of Class A Common Stock, and the Minority Shareholders, and their permitted transferees, shall hold Shares of Class B Common Stock, identical in all respects to Class A Common Stock except that Class B shares are non-voting Shares.

B. The parties believe it is in the best interests of the Company and the other parties hereto to provide to Parent, Bright and the Minority Shareholders the rights, and to subject them to the obligations, specified in this Agreement.

AGREEMENT:

ARTICLE 1. DEFINITIONS

The following capitalized terms, as used herein, shall have the following respective meanings:

“Acceptance” has the meaning set forth in Section 5.4(b).

“Advance Permits” has the meaning set forth in Section 2.3.

“Affiliate” means, with respect to any Person, any other Person which directly, or indirectly though one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Approval Certificate” means the approval certificate of the Operating Company issued by the Examination and Approval Authority.

“Articles” has the meaning set forth in Section 4.1.

“Board of Directors” means the board of directors of the Company.

“Bright” has the meaning set forth in the preamble.

“Bright Acceptance” has the meaning set forth in Section 5.4(b).

“Bright China” means Bright Food (Group) Co., LTD., the PRC company which directly or indirectly owns Bright.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in George Town, Grand Cayman.

“Business License” has the meaning set forth in Section 2.3.

“China” or “PRC” means the People’s Republic of China. For the purpose of this Agreement, “China” shall include Taiwan, Hong Kong and Macau Special Administrative Region.

“Class A Shareholder” means Parent or Bright (and their permitted assigns), and “Class A Shareholders” means both Parent and Bright (and their permitted assigns).

“Class A Common Stock” has the meaning set forth in the recitals.

“Class B Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Acceptance” has the meaning set forth in Section 5.3(a).

“Company Sale” means any transaction or series of related transactions as a result of which Persons other than Parent, its Affiliates and Permitted Transferees (a) hold, in the aggregate, voting securities of the Company then outstanding, the holders of which are entitled to cast more than fifty percent of the votes in any election of the Board of Directors (whether such transaction is effected by merger, consolidation, recapitalization, sale or transfer of the Company’s equity or otherwise) or (b) acquire more than fifty percent of the assets of the Company.

“Director” means a member of the Board of Directors.

“Drag-Along Right” has the meaning set forth in Section 6.1.

“Drag-Along Notice” has the meaning set forth in Section 6.2.

“Effective Date” has the meaning set forth in the preamble.

“Equity Securities” has the meaning set forth in Section 8.2.

“Examination and Approval Authority” means the Ministry of Commerce of the PRC or its local counterparts.

“Exercising Shareholder” means a Shareholder that has been granted preemptive rights for New Securities under Section 8.1 and which exercises such preemptive rights for New Securities in accordance with Section 8.4.

“Facility” has the meaning set forth in Section 2.1.

“Force Majeure” has the meaning set forth in Article 10.

“Initial Public Offering” means the initial firm commitment underwritten public offering that, if offered within the United States, is made pursuant to an effective registration under the Securities Act of 1933 covering the offer and sale of Shares to the public or, if offered outside the United States, pursuant to an offering memorandum or prospectus required to be prepared or filed with the relevant governmental agency or body regulating or reviewing such offering.

“Land-Use Right” has the meaning set forth in Section 2.4.

“Minority Shareholders” has the meaning set forth in the preamble.

“Minority Shareholder Representative” has the meaning set forth in Section 4.4.

“New Securities” has the meaning set forth in Section 8.2.

“New Securities Notice” has the meaning set forth in Section 8.3.

“Non-Exercising Shareholder” means a Shareholder that has been granted preemptive rights for New Securities under Section 8.1 and which does not exercise such preemptive rights for New Securities in accordance with Section 8.4.

“NutraCea Hong Kong” has the meaning set forth in Section 2.2(a).

“Operating Company” has the meaning set forth in Section 2.2(a).

“Operational” means the Facility is able to undertake its intended production activities and has obtained all required permits and approvals for its operation and production.

“Offer Price” has the meaning set forth in Section 5.2(a)(ii).

“Offered Shares” has the meaning set forth in Section 5.2(a)(ii).

“Parent” has the meaning set forth in the preamble.

“Parent Acceptance” has the meaning set forth in Section 5.4(b).

“Party” and “Parties” have the meaning set forth in the preamble.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, exempt company, joint stock company, joint venture, association, company, trust or other organization, or any governmental authority.

“Permitted Transfer” means a Transfer by one Minority Shareholder to any one or more other Minority Shareholder(s) or a Transfer by Bright to one or more of its Affiliates.

“Planning and Construction Permits” has the meaning set forth in Section 2.3.

“Presenting Party” has the meaning set forth in Section 2.7.

“Put Option” has the meaning set forth in Section 9.1.

“Receiving Party” has the meaning set forth in Section 2.7.

“Remaining Offered Shares” has the meaning set forth in Section 5.4(a).

“Required Transfer” has the meaning set forth in Section 6.4.

“SAFE” means the PRC State Administration of Foreign Exchange or its authorized local affiliate.

“Sale Notice” has the meaning set forth in Section 7.2.

“Selling Shareholder” has the meaning set forth in Section 6.1.

“Shareholder” means Parent, Bright and each Minority Shareholder.

“Shares” mean the shares of common stock of the Company.

“Tag-Along Notice” has the meaning set forth in Section 7.3.

“Tag-Along Right” has the meaning set forth in Section 7.1.

“Tagging Shareholder” has the meaning set forth in Section 7.1.

“Third-Party Offer” has the meaning set forth in Section 5.2(a)(i).

“Third-Party Purchaser” has the meaning set forth in Section 6.1.

“Third-Party Terms” has the meaning set forth in Section 6.2(d).

“Transfer” means to sell, transfer, convey, or otherwise dispose of, whether by contract or operation of law, including any sale of equity, merger, recapitalization, reorganization, liquidation or other similar transaction.

“Transfer Notice” has the meaning set forth in Section 5.2(a)(ii).

“Transferring Shareholder” has the meaning set forth in Section 5.2(a)(i).

ARTICLE 2. BUSINESS AND OPERATING STRUCTURE

Section 2.1 Business. The purpose of the Company is to develop, construct and operate facilities in China (the first of which is referred to as the “Facility”) to produce, market, distribute and sell (at market prices) rice oil, extracted defatted rice bran, meat and poultry additives derived from rice bran and other relevant products produced at the facilities to meet the growing demands of consumers inside of China as well as beyond its borders; to apply the Parties’ know-how and management techniques relating to product quality, production efficiency and cost controls; to utilize the competitive strengths of the Parties or their affiliates to develop and expand existing markets and increase sales of the products described above inside and outside of China; and to strengthen economic cooperation and technical exchange, so as to enable the Parties to achieve satisfactory economic results. The Parties currently anticipate that the Company will ultimately have three such facilities operating in China. The business scope of the Operating Company is producing, marketing, distributing and selling rice oil, extracted defatted rice bran, meat and poultry additives derived from rice bran and other related products (excluding those prohibited by the Chinese government; in case certain permits are required in relation to any of the above, the corresponding permits shall be obtained for its operation). The business scope above is subject to the same being included in the Business License, but the Parties agree to use commercially reasonable efforts to have the full scope described above included in the Business License.

Section 2.2 Operating Structure.

(a) The Company has been formed as a Cayman Islands Exempted Company and shall maintain its status as such under the laws of the Cayman Islands. The Company shall form and capitalize a wholly owned subsidiary corporation organized under the laws of Hong Kong, which shall be known as NutraCea Offshore (Hong Kong), Ltd. (“NutraCea Hong Kong”). NutraCea Hong Kong will in turn form and capitalize a wholly owned subsidiary corporation organized under the PRC laws as a wholly foreign-owned enterprise, which shall be known as Shanghai NutraCea Offshore Food Company Limited (the “Operating Company”), which shall carry on the Company’s business in China.

(b) The Parties shall cause NutraCea Hong Kong and the Operating Company to maintain their respective corporate existences in good standing and to adopt governance structures as determined by their immediate respective parent companies, subject to variations of local law and the differing responsibilities of each entity.

(c) Within sixty days after the later of (i) the execution of this Agreement and (ii) the incorporation of NutraCea Hong Kong under the laws of Hong Kong pursuant to Section 2.2(a), Bright shall oversee and facilitate the submission by the Company of an application or applications approved by Parent (i) to the competent Examination and Approval Authority that the Parties believe to have jurisdiction over the establishment of the Operating Company, for the approval of such establishment as well as the articles of association and any other required documentation for the Operating Company, and (ii) to any other governmental authorities for any other approvals of which the Parties are currently aware and which can be filed before grant of the Approval Certificate. Bright shall take all commercially reasonable steps necessary to cause the Examination and Approval Authority to issue the Approval Certificate and any such other approval. Bright shall oversee and facilitate the Company’s provision of all relevant application materials in its possession and any other necessary assistance for the submission above.

(d) If additional approvals, permits or governmental authorizations necessary to establish or operate the Operating Company are identified by any Party after the date of this Agreement, Bright shall use commercially reasonable efforts to oversee and facilitate the Company’s submission of an application or applications approved by Parent to the applicable governmental authorities for such approvals, permits or governmental authorizations as promptly as reasonably possible.

Section 2.3 Business LicenseWithin fifteen days after the Approval Certificate and any other approval, permit or governmental authorization known by any Party to be necessary for the Operating Company to pursue any restricted business described in Section 2.1, which may include the other permits identified in Section 2.2 above, if any, (collectively, the “Advance Permits”) have been obtained, Bright shall oversee and facilitate the Company’s submission of an application to the State Administration for Industry and Commerce or its authorized local administration for industry and commerce for the approval for the Operating Company to obtain the business scope in China as described in Section 2.1 above (the “Business License”). Bright shall use all commercially reasonable efforts to oversee and facilitate the Operating Company’s activities in securing the Advance Permits required for the Operating Company to obtain the Business License and in prosecuting such applications vigorously. As soon as practicable following the issuance of the Business License, Bright and/or its Affiliate shall oversee and facilitate the Operating Company’s applications for any other approvals, registrations or filings with the relevant PRC authorities, including all permits, approvals or governmental authorizations necessary for the Operating Company to commence construction of the Facility (collectively, the “Planning and Construction Permits”), in a timely fashion in accordance with PRC laws and regulations.

Section 2.4 Land-Use Right.

(a) The Operating Company shall either purchase or lease real property that is suitable and permitted for use on which the Operating Company can construct and operate the Facility and which is accessible to roads, water and other utilities and free of the presence of any toxic or hazardous substances, cultural or historical relics or sites or any other factors that would interfere with the development of such land as the site of the Facility. Bright shall oversee and facilitate the Operating Company’s arranging or obtaining the right to use, by purchase or lease, real property that satisfies the above requirements (the “Land-Use Right”), Bright having preliminarily identified certain real property covering an aggregate area of approximately twenty-five (25) hectares of land with a buffer zone of approximately twenty-five (25) hectares, located at a location agreed by Bright and Parent and owned by [*] as land that will satisfy this purpose. If the Land-Use Right is obtained by lease, (a) such lease shall be effective for [*] (or longer if permitted under PRC law), and (b) upon the expiration of the lease, the Parties agree [*].

(b) Bright shall take any necessary steps to oversee and facilitate the Operating Company’s obtaining all governmental approvals with respect to the lease or purchase of the Land-Use Right by the Operating Company, and following such lease or purchase the completion of any formalities required for registering the Land-Use Right in the name of the Operating Company in accordance with PRC laws and regulations, as well as taking all steps necessary under land-use laws and regulations to permit the Operating Company to put the land to its intended use in timely fashion.

Section 2.5 Construction and Operation. Parent, directly or through its Affiliates, shall be responsible for overseeing and facilitating the Operating Company’s activities in constructing the Facility in timely fashion and shall take all commercially reasonable efforts to oversee and facilitate the Operating Company’s efforts to complete such construction [*]. Parent shall take the lead in overseeing and facilitating the Operating Company’s efforts to market the sale of rice oil, both within China and beyond, and Parent and Bright shall jointly cooperate to assist the Operating Company in marketing the sale of defatted rice bran and other products, which is expected to be both inside and outside of China. Bright shall use the channels of distribution to which it and its Affiliates have access in order to oversee and facilitate the Operating Company’s efforts in selling products within China, and Bright shall also oversee and facilitate the Operating Company’s efforts in obtaining any necessary regulatory approvals that may be required in connection with the export of any of the Operating Company’s products.

Section 2.6 Local Consultants. Both Parent and Bright may represent the Operating Company to engage local consultants to assist them in accomplishing or facilitating the achievement of any objective assigned to it under this Agreement. The Operating Company shall pay such local consultants the reasonable, documented fees charged to it.

Section 2.7 Further Ventures. In the event that Parent or Bright (in such capacity, the “Presenting Party”), directly or through its Affiliates, desires to pursue any future venture to construct and operate additional stabilized rice bran facilities in China or produce meat and poultry additives derived from rice bran in the PRC [*]. Other than participating in a new venture pursuant to the foregoing sentences, each of Bright and Parent agree that neither it, nor its officers, directors, supervisors, subsidiaries or Affiliates, will compete, directly or indirectly, with the business of the Company anywhere for a period [*]. The provisions of this Section 2.7 (a) shall not restrict Bright or Parent, or any Affiliate of Bright or Parent from continuing to operate in any business it was already engaged in prior to the execution of this Agreement, which in the case of Parent includes the production and sale of rice bran, rice oil, and products derived therefrom anywhere in the world outside of China, (b) shall not restrict the Government of China from engaging in any business through entities unrelated to Bright or Parent, so long as Bright or Parent did not present the business opportunity in question to, or otherwise encourage the participation of, the Government of China, and (c) shall not restrict the Operating Company from engaging in the full scope of its business as identified in Section 2.1 above. For purposes of this Section 2.7, “compete” will include

(i) making any investment (other than a less than 5% investment in a public company) in,
(ii) serving as officer, director, supervisor, or consultant to, and
(iii) the hiring of any employee of

any entity that engages in the business of producing, marketing, distributing and selling products derived from rice bran, including rice oil, extracted defatted rice bran, and meat and poultry additives (and, in the case of a future venture, the business of that future venture, if different from the foregoing), but the mere production, marketing, distribution or sale of products not derived from rice bran, such as corn oil, that may compete with the Company’s products shall not be deemed to be a business in competition with the Company’s business.

Section 2.8 Costs and Expenses. All costs and expenses relating to obtaining the Approval Certificate and Business License of the Operating Company, as well as those relating to the preparatory meetings for the commencement of operations, as well as all the costs and expenses relating to the formation and operation of the Company, shall be borne by the Company. Notwithstanding the foregoing, each Party shall be responsible for its own costs in connection with the drafting, negotiation and conclusion of this Agreement, including attorneys’ fees, consulting fees, transportation and other expenses.

ARTICLE 3. CAPITALIZATION

Section 3.1 Parent Contribution. In exchange for receiving 51,200,000 Shares of Class A Common Stock, Parent shall contribute to the equity capital of the Operating Company USD $51.2 million in the installments set forth in Schedule 3.

Section 3.2 Bright Contribution. In exchange for receiving 12,800,000 Shares of Class A Common Stock, Bright shall contribute to the Operating Company USD $12.8 million in the installments set forth in Schedule 3.

Section 3.3 Conditions Precedent. The obligations of Parent and Bright to make the contributions set forth in Section 3.1 and Section 3.2, respectively, shall be subject to the prior satisfaction of the following conditions:

(a) Issuance of the Approval Certificate approving the establishment of the Operating Company by the Examination and Approval Authority;

(b) Issuance of the Business License;

(c) Bright shall use its best efforts to oversee and facilitate the supply to the Operating Company of approximately 500,000 tons annually of raw rice bran, with delivery commencing on the date that the Facility becomes Operational, [*]. In the event that, notwithstanding Bright’s efforts, the Operating Company has not been able to obtain commitments to supply raw rice bran on the terms specified above, neither Parent nor Bright shall be obligated to make the contributions set forth in Section 3.1 and Section 3.2 respectively;

(d) Identification of real property constituting the Land-Use Right (i) complying with all requirements of Section 2.4, (ii) subject to a binding commitment for sale or lease to the Operating Company (subject to satisfaction of applicable conditions precedent) at a purchase price of no more than [*] in all respects; and

(e) Receipt of the Advance Permits required prior to the issuance of the Business License.

The obligations of Parent to make the contributions set forth in Section 3.1 shall also be subject to the prior receipt by Parent of the following information from Bright:

(i) a copy of the certificate of incorporation of Bright;

(ii) a copy of the Memorandum and Articles of Association of Bright; and

(iii) copies of all approvals, permits, licenses or registrations obtained from or filed with any PRC governmental authority which may be required by any PRC law, including but not limited to registration with SAFE in accordance with the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, with respect to the investment made and beneficial ownership held, directly or indirectly, in Bright by Bright China.

Section 3.4 Failure to Fulfill Conditions Precedent. If any of the conditions precedent set forth in Section 3.3 above are not fulfilled [*] and Parent and Bright have not agreed in writing to waive such conditions precedent or to extend the time for the fulfillment of the conditions precedent within thirty days after said date, either Parent or Bright shall have the right to terminate this Agreement, provided the terminating party’s act or failure to act was not the principal cause of the non-fulfillment of any condition precedent. In the case of a termination of this Agreement pursuant to this Section 3.4, neither Parent nor Bright shall have any right whatsoever to:

(i) [*]

(ii) [*]

Section 3.5 Minority Shareholder Contribution. The Minority Shareholders shall receive their respective Shares of Class B Common Stock [*]. Such shares shall be issued concurrently with the issuance of shares to Parent and Bright upon the making of the first installment of their capital contributions. The Minority Shareholders shall not be required or permitted to [*] to the Company in exchange for additional equity in the Company but shall be permitted to [*] terms and conditions as the Minority Shareholders and the Company may agree, with the approval of the Board of Directors.

Section 3.6 Financial Statements.

(a) The Company shall furnish to the Board of Directors, not later than [*], unaudited financial reports on a [*] so that they may continuously be informed about the financial performance of the Company and of the Operating Company.

(b) The Company shall engage one of the “Big Four” international accounting firms selected by Parent, or to the extent Parent determines not to select any such firm, any other international accountancy firm selected by Parent and approved by Bright, in either case to review, audit and prepare the annual financial statements and report of the Company and its subsidiaries on a consolidated and consolidating basis. The draft audited financial statements and report shall be provided to each holder of Class A Common Stock and to the Board of Directors for review [*]

(c) The Company shall also engage one of the “Big Four” international accounting firms selected by Parent, or to the extent Parent determines not to select any such firm, any other international accountancy firm selected by Parent and approved by Bright, in either case to prepare and audit the Company’s internal controls over financial reporting. The draft report of such auditor shall be provided to each holder of Class A Common Stock and to the Board of Directors for review [*].

ARTICLE 4. BOARD OF DIRECTORS

Section 4.1 Board of Directors – Generally. The Memorandum and Articles of Association of the Company, as amended from time to time, (the “Articles”) shall provide that the Board of Directors shall be composed of five members. Until such time as Bright (i) holds 8.8 percent or less of the total outstanding Shares of the Company or (ii) exercises the Put Option (whichever occurs first), Bright or its designee shall be entitled to designate in writing one nominee for election to the Board of Directors. Bright or its designee shall also be entitled to designate one non-voting board observer whose rights and obligations shall be the same as the rights and obligations of the Minority Shareholder Representative, as set forth in Section 4.4 below. If Bright ceases at any time to hold more than 8.8 percent of the Shares of the Company, then Bright’s rights under this Article 4 to appoint a non-voting board observer shall also cease. Parent shall be entitled to designate in writing four nominees for election to the Board of Directors. The Company shall inform the Director designated by Bright before calling any meeting of the Board of Directors.

Section 4.2 Removal. Parent shall have the right at any time to remove, with or without cause, any Director that Parent designated for election to the Board of Directors. Bright shall have the right at any time to remove, with or without cause, the Director that Bright designated for election to the Board of Directors. If Parent or Bright wishes to remove a Director or Directors, it shall provide written notice to the other holders of Class A Common Stock and the Company.

Section 4.3 Voting Agreement; Proxy.

(a) At each election of Directors held after the date hereof, each Shareholder entitled to vote agrees to vote all voting Shares owned or held of record by such Shareholder to elect the nominees designated pursuant to Section 4.1 above, at any regular or special meeting of the Shareholders or by written consent in lieu of a meeting.

(b) In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal pursuant to Section 4.2 of a Director designated by Parent, Bright hereby agrees to vote all Shares owned or held of record by Bright in order to elect the individual designated by Parent to fill such vacancy. In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal pursuant to Section 4.2 of the Director designated by Bright, Parent hereby agrees to vote all Shares owned or held of record by Parent in order to elect the individual designated by Bright to fill such vacancy.

(c) If any Party fails or refuses to vote its voting Shares in accordance with Section 4.3(a) or Section 4.3(b), then without further action by such Party, that Party hereby grants to the Secretary of the Company an irrevocable proxy to vote those Shares in accordance with this Agreement. This proxy is coupled with an interest and may not be revoked or amended except as set forth in this Agreement.

Section 4.4 Minority Shareholder Representative. The Minority Shareholders shall hold Shares of Class B Common Stock (except to the extent that any Minority Shareholders purchase Shares of Class A Common Stock pursuant to Article 8 of this Agreement). The Articles shall at all times provide that the Common Stock shall be subdivided into Shares of Class A Common Stock and Class B Common Stock, which shall be identical in all respects except that the Shares of Class B Common Stock shall not be entitled to vote or to consent on any matter that comes before the Shareholders of the Company, except to the extent required by the laws of the Cayman Islands. [*]

(a) Subject to Section 4.4(b), [*] will entitled to:

(i) [*];

(ii) [*]; and

(iii) [*].

(b) The Company reserves the right to exclude the [*] from access to any material meeting, deliberation or materials, or portion thereof, if the Board of Directors reasonably believes that such exclusion is appropriate to preserve attorney-client privilege, to preserve confidentiality or for any similar purpose. [*] shall have a duty of confidentiality to the Company comparable to the duty of confidentiality of a director of the Company and on the request of the Company shall enter into a confidentiality agreement with the Company in form and substance reasonably satisfactory to the Company. [*] to execute such an agreement upon request, he or she shall not be entitled to the rights set forth in Section 4.4(a) until such agreement has been executed.

Section 4.5 Actions of the Board of Directors.

(a) Not less than two-thirds of all the directors present in person or by proxy shall constitute a quorum for all meetings of the Board of Directors. If at any properly convened meeting, no quorum is constituted because fewer than two-thirds of all the directors are present in person or by proxy, then the Chairman of the Board shall call another meeting with fourteen days’ notice to each director. A resolution approved by approval of two-thirds of the Directors who are present in person or by proxy at a reconvened meeting of the Board shall be valid, even if the directors present in person or by proxy would not constitute a quorum for meetings of the Board of Directors.

(b) A minimum [*] who are present in person or by proxy at any regular or special meeting of the Board of Directors shall be required for the Board of Directors to take action, except as provided in Section 4.5(c) and Section 4.5(d) below. Without limiting the generality of the foregoing, the Board of Directors shall decide all major matters of the Company [*], including (but not limited to) the following:

(i) evaluate and approve reports submitted by the General Manager concerning the operations and management organization of the Company;

(ii) approve the financial controls and accounting systems of the Company proposed by the General Manager;

(iii) review and approve the profit distribution plan of the Company;

(iv) make decisions as to merger and acquisition transactions of the Company;

(v) review and approve major rules and policies of the Company;

(vi) make decisions as to the appointment and discharge of the General Manager and Deputy General Managers based on the recommendations of the Parties, the Chief Accountant and other senior management personnel of the Company based on the nominations of the General Manager, and decide on the salary, bonus and punishment of such personnel;

(vii) review and approve the provision of any non-budgeted guarantee, mortgage or pledge to any third party or to a Party or a subsidiary thereof, if the underlying indebtedness or obligation that is being secured or guaranteed thereby exceeds [*] in the aggregate in any fiscal year;

(viii) establish a branch, subsidiary or representative office of the Company;

(ix) make decisions with the respect to export of the Company’s products; and

(x) other major matters which shall be decided by the Board of Directors under relevant laws and regulations.

(c) A unanimous vote of the Board of Directors is required for the Board of Directors to approve the following actions:

(i) Amendment of the Articles of Association of the Company;

(ii) Dissolution or termination of the Company.

(d) Approval of the Director designated by Bright (as part of the two-thirds approval of the directors present in person or by proxy) is required for the Board of Directors to approve the following actions:

(i) Approval of the operating strategy and investment plan of the Company;

(ii) Review and approval of the annual financial budgets and expenditures of the Company;

(iii) Approval of any expenditure that exceeds by more than ten percent the amount set forth for such item in the construction or initial operating budget of the Company, attached as Schedule 4; and

(iv) Review and approval of the investment of the Company in any other company or enterprise.

(e) The Board of Directors shall [*] of the then-current enterprise value of the Company (which shall in no circumstances be less than the amount of equity contributed to the Company through such date).

ARTICLE 5. TRANSFER RESTRICTIONS

Section 5.1 Transfers Restricted. Neither Bright nor any Minority Shareholder may Transfer its Shares other than in a Permitted Transfer, a Required Transfer pursuant to Article 6 or a Transfer pursuant to Article 7, or a Transfer effected pursuant to the provisions of this Article 5. Parent shall not Transfer its Shares other than in a Permitted Transfer, a Transfer pursuant to Article 6 or Article 7, or a Transfer effected pursuant to the provisions of this Article 5. Any Transfer in violation of this Article 5 shall be null and void and shall not be recognized by the Company. The transferee of any Shares Transferred in accordance with this Article 5 shall sign a counterpart to this Agreement and agree to be bound hereby as if such transferee were the party from whom such Shares were Transferred.

Section 5.2 Rights of First Refusal – Generally.

(a) Except as provided in Section 5.1, no Shareholder may Transfer any Shares now or hereafter held or acquired by such Shareholder to any Person unless:

(i) Such Shareholder (the “Transferring Shareholder”) receives a bona fide third-party offer for such Shares (a “Third-Party Offer”);

(ii) The Transferring Shareholder delivers a written notice (the “Transfer Notice”) to the Company and to each Class A Shareholder who is not the Transferring Shareholder specifying (A) the name and address of the Person making the Third-Party Offer; (B) the number and class of Shares that the Transferring Shareholder wishes to sell (the “Offered Shares”); (C) the price offered for the Offered Shares (the “Offer Price”), which must be in cash; (D) any other terms and conditions of the Transfer; and (E) a copy of the Third-Party Offer; and

(iii) Neither the Company (pursuant to Section 5.3 below) nor Parent, in the case of a proposed Transfer by Bright or Minority Shareholder (pursuant to Section 5.4 below) or Bright in the case of a proposed Transfer by Parent or Minority Shareholder (pursuant to Section 5.5 below), exercises its right of first refusal to purchase all or a portion of the Offered Shares.

(b) A Transfer Notice delivered to the Company and to each Class A Shareholder who is not the Transferring Shareholder pursuant to Section 5.2(a)(ii) above shall constitute an irrevocable offer by such shareholder to sell to the Company and thereafter to Parent or Bright, as applicable, all or any portion of the Offered Shares at the price and under the same terms and conditions as are contained in the Transfer Notice.

Section 5.3 Company Right of First Refusal.

(a) Within fifteen days following its receipt of the Transfer Notice, the Company shall notify the Transferring Shareholder and any holder of Class A Common Stock as to the number of Offered Shares, if any, that the Company has elected to purchase (each such notice being a “Company Acceptance”).

(b) Each Company Acceptance shall be deemed to be an irrevocable commitment to purchase from Bright or the Minority Shareholder, as applicable, within ninety days of the date of the Company Acceptance, the number of Offered Shares specified in such Company Acceptance.

(c) If the Company does not deliver a Company Acceptance for all or a portion of the Offered Shares within the specified fifteen-day period, the Company thereby waives its right to purchase any Offered Shares.

Section 5.4 Parent and Bright Right of First Refusal.

(a) If the Company does not elect to purchase all of the Offered Shares, Parent and Bright, pro rata to the number of shares of Class A Common Stock held by each, shall have the right to purchase any remaining Offered Shares that the Company has not agreed to purchase (the “Remaining Offered Shares”). If Parent or Bright is the Transferring Shareholder, it will not have any such rights to purchase the Offered Shares.

(b) Within thirty days following its receipt of the Company Acceptance, or, if none is given by the Company, the expiration of the fifteen-day period specified in Section 5.3(c) for the Company’s delivery of a Company Acceptance, Parent and Bright shall notify the Company and the Transferring Shareholder as to the number of the Remaining Offered Shares, if any, that each has elected to purchase (each such notice being a “Parent Acceptance” or “Bright Acceptance,” as applicable, and collectively, an “Acceptance”).

(c) Each Acceptance shall be deemed to be an irrevocable commitment to purchase from the Transferring Shareholder, within ninety days of the date of the Parent Acceptance or Bright Acceptance, as applicable, the number of Remaining Offered Shares specified in such Acceptance.

(d) If Parent or Bright does not deliver an Acceptance for all or a portion of the Offered Shares within the specified thirty-day period, it thereby waives its right to purchase any Offered Shares.

(e) To the extent that either Parent or Bright does not deliver an Acceptance for its full pro rata portion of the Remaining Offered Shares, the other shall have an additional thirty-day period from the date that the Acceptance was given (or if no Acceptance was given, the expiration of the fifteen-day period specified in Section 5.4(b)) to deliver an additional Acceptance for all or any portion of the Remaining Offered Shares not already subject to an Acceptance.

Section 5.5 Transfer Permitted. If fewer than all of the Offered Shares have been purchased by the Company, Parent or Bright, as applicable, the Transferring Shareholder may thereafter Transfer the remaining Shares to the third party, and on the terms and conditions, specified in the Transfer Notice within thirty days of the expiration of the thirty-day period specified in Section 5.4(b) or Section 5.4(e), as applicable. If such Shares have not been Transferred by that date, the Transferring Shareholder may Transfer such Shares only by once again complying with the procedures of this Article 5.

ARTICLE 6. DRAG-ALONG RIGHTS

Section 6.1 Drag-Along Rights – Generally. If, in one transaction or a series of related transactions, Parent proposes to Transfer [*] or more of the Shares then held by it to one or more Persons other than Permitted Transferees (each such Person, a “Third-Party Purchaser”), then Parent shall have the right (a “Drag-Along Right”), but not the obligation, to require each other Shareholder (each, a “Selling Shareholder”) to tender for purchase to the Third-Party Purchaser(s), on the same terms and conditions as apply to Parent, a number of Shares that, in the aggregate, equals the number derived by multiplying:

(a) The total number of Shares owned by such Selling Shareholder, by

(b) A fraction, the numerator of which is the total number of Shares to be sold by Parent in connection with such transaction or series of transactions, and the denominator of which is the total number of the then-outstanding Shares held by Parent.

Section 6.2 Drag-Along Notice. If Parent elects to exercise its Drag-Along Right under this Article 6 with respect to the Shares held by any Selling Shareholder, then it shall notify the Selling Shareholder in writing (a “Drag-Along Notice”). Each Drag-Along Notice shall set forth the following information:

(a) the name of the Third-Party Purchaser(s);

(b) the number of Shares proposed to be sold by Parent to such Third-Party Purchaser(s);

(c) the proposed amount and form of consideration and material terms and conditions of payment offered by the Third-Party Purchaser(s);

(d) a summary of any other material terms pertaining to the Transfer (“Third-Party Terms”); and

(e) the number of Shares that such Selling Shareholder is required to sell in such Transfer (as determined in accordance with Section 4.1 above).

(f) A Drag-Along Notice shall be given at least seven (7) days before the closing of the proposed Transfer or Company Sale.

Section 6.3 Irrevocable Offer. Receipt by a Selling Shareholder of a Drag-Along Notice creates a binding obligation on any such Selling Shareholder to sell the number of Shares as is specified in the Drag-Along Notice on the Third Party Terms.

Section 6.4 Cooperation. Bright and each Minority Shareholder shall take such actions as may reasonably be requested by the Company or Parent in connection with any Company Sale or any transaction in which Parent Transfers some or all of the Shares held by Bright or any Minority Shareholder pursuant to this Article 6 (each such transfer, a “Required Transfer”). Without limiting the generality of the foregoing, Bright and each Minority Shareholder agrees that if any transaction gives rise to a Required Transfer, he, she or it shall:

(a) Consent to and raise no objections to such transaction or Required Transfer;

(b) Execute any purchase agreement, merger agreement or other agreement entered into with the Third-Party Purchaser with respect to such transaction or Required Transfer setting forth the Third-Party Terms and that are consistent with the terms hereof;

(c) Vote the Shares held by such Shareholder in favor of such transaction and cause any directors nominated by such Shareholder to vote in favor of such transaction;

(d) Refrain from exercising any dissenters’ or similar appraisal rights to such transaction.

Section 6.5 Proxy. If Bright or any Minority Shareholder fails or refuses to vote his, her or its Shares in accordance with Section 6.4(c), then without further action by Bright or such Minority Shareholder, Bright and each Minority Shareholder unwilling to so vote those Shares hereby and thereby grants to Parent an irrevocable proxy to so vote those Shares in accordance with this Agreement.

ARTICLE 7.  TAG-ALONG RIGHTS

Section 7.1 Tag-Along Rights – Generally. If Parent proposes, in accordance with the terms of this Agreement, to Transfer [*] or more of its Shares to a Third-Party Purchaser, then Bright and each of the Minority Shareholders shall have the right (the “Tag-Along Right”), but not the obligation, to require that the proposed Third-Party Purchaser purchase from such shareholder (each, a “Tagging Shareholder”) on the same terms and conditions as apply to Parent, a number of shares that, in the aggregate, equals the number derived by multiplying:

(a) The total number of Shares that the proposed Third-Party Purchaser has agreed or committed to purchase, by

(b) A fraction, the numerator of which is the total number of Shares owned by such Tagging Shareholder and the denominator of which is the aggregate number of Shares collectively owned by Parent, Bright and the Minority Shareholders.

Section 7.2 Sale Notice. Parent shall notify Bright and each of the Minority Shareholders if it proposes to engage in a transaction or series of transactions giving rise to Tag-Along Rights (the “Sale Notice”). The Sale Notice shall set forth the following information:

(a) the name of the Third-Party Purchaser(s);

(b) the number of Shares proposed to be sold by Parent to such Third-Party Purchaser(s);

(c) the proposed amount and form of consideration and material terms and conditions of payment offered by the Third-Party Purchaser(s); and

(d) a summary of the Third-Party Terms. The Sale Notice shall be given at least seven days before the closing of the proposed Transfer(s).

Section 7.3 Tag-Along Notice. Bright or any Minority Shareholder may exercise its respective Tag-Along Right by delivering written notice to Parent proposing to sell Shares of the Company (the “Tag-Along Notice”) within ten days following receipt of the Sale Notice from Parent. The Tag-Along Notice shall set forth the number of Shares (not to exceed the number derived from the formula set forth in Section 5.1 above) the Tagging Shareholder proposes to include in such Transfer to the proposed Third-Party Purchaser.

Section 7.4 Initial Public Offering. In the event that the Company undertakes an Initial Public Offering of Shares, it shall seek to include Shares held by the Minority Shareholders on the same terms and conditions, and in the same proportions, as the Shares held by Parent and Bright, and the Minority Shareholders shall be provided the opportunity to exchange the Shares of Class B Common Stock that are intended to be registered for an equal number of Shares of Class A Common Stock immediately prior to the consummation of the Initial Public Offering.

ARTICLE 8. PREEMPTIVE RIGHTS

Section 8.1 Preemptive Rights – Generally. The Company hereby grants to the Shareholders the right to purchase such holder’s pro rata portion of any New Securities that the Company may propose to issue and sell. A shareholder’s pro rata portion, for purposes of this Section 8.1, is the ratio of:

(a) The number of Shares held by such Shareholder immediately prior to the proposed issuance and sale, to

(b) The aggregate number of Shares issued and outstanding immediately prior to such proposed issuance and sale.

Section 8.2 “New Securities” Defined. As used herein, “New Securities” shall mean any shares of capital stock of the Company (including the Shares), of any class or series, whether now or hereafter authorized (collectively, “Equity Securities”); any rights, options, or warrants to purchase Equity Securities; and any securities of any kind whatsoever that are, or may become, convertible into or exchangeable for Equity Securities. New Securities shall not include the issuance of Equity Securities:

(a) Upon the exercise or conversion of any Equity Securities;

(b) Pursuant to the acquisition of another Person by the Company, whether by stock purchase, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise, including issuances to management of such Person in connection therewith;

(c) In connection with a debt financing or issuance of debt securities of the Company;

(d) In connection with any stock split, dividend or recapitalization;

(e) In connection with a joint venture or strategic relationship;

(f) To officers, employees, directors or consultants of the Company pursuant to any stock option, stock purchase or other equity compensation plans in connection with such Person’s employment or consulting arrangements with the Company; or

(g) In connection with a public offering of Equity Securities that is registered or qualified under applicable securities laws permitting such securities to be offered and sold to the public generally.

Section 8.3 New Securities Notice. If the Company proposes to issue New Securities, it shall give the Shareholders written notice of its intention, describing the type of New Securities and the price and the general terms upon which the Company proposes to issue them (the “New Securities Notice”). Each Shareholder shall have ten days from the date of receipt of the New Securities Notice to elect to purchase up to such Shareholder’s respective pro rata share of such New Securities for the price specified in the New Securities Notice. If a Shareholder elects to purchase some or all of its pro rata share of such New Securities, it shall give written notice to the Company of such intent and state the quantity of New Securities to be purchased.

Section 8.4 Further Subscriptions. Promptly upon the expiration of the period of ten days following receipt of the New Securities Notice, the Company shall, in writing, inform any Exercising Shareholder of the failure of any Non-Exercising Shareholder to purchase all of the New Securities available for purchase pursuant to the preemptive rights set forth in this Article 8. During the period of ten days following receipt of such information, the Exercising Shareholders shall have the right to elect to purchase up to its pro rata share of the New Securities not subscribed for by the Non-Exercising Shareholder, based on the ratio set forth in Section 6.1 above, as applied only to the Exercising Shareholders.

Section 8.5 Issuance of New Securities Permitted. The Company may sell any New Securities not purchased by any Shareholder pursuant to the preemptive rights granted to them in this Article 8 to any other Person, at a price and on terms no more favorable than those set forth in the New Securities Notice, within ninety days of the last ten-day period set forth in Section 8.4 above. If the Company wishes to issue any additional New Securities after the expiration of the ninety-day period, it must once again follow the procedures of this Article 8.

ARTICLE 9. [*]

ARTICLE 10. VESTING OF CLASS B SHARES

Section 10.1 Vesting. Concurrently with the first installment of the contributions of Parent and Bright in accordance with Section 3.1 and Section 3.2, respectively, the Company will issue Shares of Class B Common Stock to each of the Minority Shareholders in the amounts set forth in Schedule 2. The shares of Class B Common Stock issued to the Minority Shareholders are subject to forfeiture by the Minority Shareholders as follows:

(a) In the event that either (i) the [*]. For purposes of this subparagraph, “Force Majeure” includes without limitation earthquakes, typhoons, flood, and other natural disasters, fire, explosion, war, domestic disorder, epidemics and other events which are (1) unforeseeable and uncontrollable by the affected party, and (2) sufficient to prevent the partial or full performance under this Agreement by the affected party.

(b) In the event that [*] in timely fashion as required under this Agreement, [*].

Section 10.2 Surrender. Upon the occurrence of an event described in either Section 10.1(a) or (b) above, the Minority Shareholders shall surrender the forfeited shares to the Company for no consideration, and whether or not surrendered such shares shall be cancelled on the books and records of the Company and shall thereupon be null and void. In the event that the Company has not yet issued Shares to the Minority Shareholders at the time of such forfeiture event, the amount of Shares ultimately issued to the Minority Shareholders will be reduced by the number of forfeited Shares.

ARTICLE 11. REPRESENTATIONS AND WARRANTIES

Each Party (other than the Company and other than the Minority Shareholders with respect to clauses (a) and (c) below) hereby represents and warrants to the other Parties, (other than the Company) as of the Effective Date:

(a) such Party is duly organized, validly existing and in good standing under the laws of the place of its establishment or incorporation;

(b) such Party has carried out all procedures and obtained all approvals required under the laws and regulations to which it is subject, and has the requisite power under such laws and regulations, to sign this Agreement and to perform all of its obligations hereunder;

(c) such Party has taken all internal actions necessary to authorize it to sign and perform this Agreement and its representative whose signature is affixed hereto is fully authorized to sign this Agreement and to bind such Party thereby;

(d) upon the Effective Date, this Agreement shall be legally binding on such Party;

(e) neither the signature of this Agreement nor the performance of its obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any provision of the articles of association or by-laws of such Party (other than the Minority Shareholders), or any law, regulation, rule, authorization or approval of any government agency or body, or of any contract or agreement, to which such Party is a party or subject;

(f) no lawsuit, arbitration or administrative proceeding, or governmental investigation is pending against such Party that would affect in any way its ability to enter into or perform this Agreement; and

(g) such Party has neither employed nor made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of any other Party or the Company to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby, other than the Company’s obligation to pay up to $450,000 to Peak Capital Inc , fifty percent of which amount shall be paid in four equal installments upon the Board’s determination that reasonable progress toward construction and operation of the Facility is being made, and fifty percent of which amount shall be paid upon the Board’s determination that the Facility has become Operational.

ARTICLE 12. CONFIDENTIALITY

Section 12.1 Confidential Information. Prior to and during the term of this Agreement, each Shareholder acknowledges it either has disclosed or may disclose to the other Shareholders certain sensitive information (hereinafter referred to as “Confidential Information”). The term “Confidential Information” shall mean all written and unwritten information relating, directly or indirectly, to any Shareholder, such Shareholder’s, the Company’s or the Operating Company’s business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows, financial position, proprietary technology, results of research or development, or prospects (whether prepared by a Shareholder, its advisors or otherwise) which is delivered, disclosed or furnished to the other Shareholders. In addition, Confidential Information also includes information that a Shareholder to whom such Confidential Information is delivered, disclosed, or furnished, as the case may be, otherwise learns or obtains through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a Shareholder (or its representatives) that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to the Shareholder or its representatives pursuant hereto.

The provisions of Article 11 shall not apply to Confidential Information that:

(a) can be proved to have been known by the receiving Shareholder by written records made prior to disclosure by the disclosing party;

(b) is or becomes public knowledge otherwise than through the receiving Shareholder's breach of this Agreement;

(c) was obtained by the receiving Shareholder from a third party having no obligation of confidentiality with respect to such Confidential Information; or

(d) is required to be disclosed by order of any competent court or governmental authority or by regulatory requirements applicable to the disclosing party.

Section 12.2 Shareholder Responsibilities. Each of the Shareholders receiving all such Confidential Information as aforesaid agrees during the term of this Agreement and thereafter to:

(a) maintain the confidentiality of such Confidential Information;

(b) not disclose such Confidential Information to or discuss it with any person or institution, except to their respective employees and managers, accountants, and legal and financial advisors who need to know such Confidential Information to perform their work responsibilities; and

(c) not remove any books, records, documents or files (including any material maintained in electronic form) from the Operating Company’s offices.

Section 12.3 Responsibilities upon Termination. In the event of termination of this Agreement, each Shareholder agrees upon the request of any other Shareholder to either:

(a) promptly return all Confidential Information to such other Shareholder; or

(b) destroy all Confidential Information without retaining any copy, extracts, records or registration by whatsoever means.

Section 12.4 Implementation. Each Shareholder and the Company shall formulate rules and regulations to cause its directors, senior staff, and other employees, and those of its Affiliates, also to comply with the confidentiality obligations set forth in this Article 11. All Directors, managers and other employees of the Company shall be required to sign a confidentiality contract or confidentiality undertaking in a form acceptable to both Parent and Bright.

Section 12.5 Remedies. Each Shareholder hereby acknowledges and agrees that ordinary damages may not be an adequate remedy for any Shareholder’s unauthorized disclosure of Confidential Information and that the Shareholder whose Confidential Information has been disclosed in violation of this Article 11 may be entitled to seek a judicial order to prevent the other Shareholders from using such Confidential Information, in addition to seeking damages.

ARTICLE 13. DISPUTE RESOLUTION

Section 13.1 Arbitration. In the event a dispute arises in connection with or arising out of this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved through consultations within thirty (30) days after one party has served a written notice on the other party requesting the commencement of consultations, then either party may refer the dispute to arbitration in Hong Kong by the Hong Kong International Arbitration Centre, which shall be conducted under the auspices of UNCITRAL according to the rules then in effect. There shall be three arbitrators, one each appointed by each parties to the dispute and a third, who will be the chief arbitrator, shall be appointed by the other two arbitrators.

Section 13.2 Arbitration Award. The arbitration award shall be final and binding on the parties to the dispute. Except for otherwise provided by the arbitration award, the arbitration costs shall be borne by the losing party. The arbitration proceedings shall be conducted in English.

Section 13.3 Obligations of the Parties. When any dispute is under arbitration, except for the matters under dispute, the parties to the dispute shall continue to fulfill their other respective obligations under this Agreement.

ARTICLE 14. MISCELLANEOUS

Section 14.1 Amendments; Waivers. Unless otherwise specifically provided herein, this Agreement may be amended, and any provision may be waived, by a writing signed by all of the holders of Class A Common Stock (but not including any Minority Shareholders who acquire Shares of Class A Common Stock pursuant to the exercise of their pre-emptive rights). Notwithstanding the foregoing, no amendment that treats any individual Shareholder adversely, or that treats any Class or Series of Shares adversely, shall be effective unless the affected Shareholder, or the holders of a majority of the outstanding Shares of that Class or Series, also consent in writing to such amendment.

Section 14.2 Best Efforts; Further Assurances. Each party will use its best efforts to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions. Each party shall deliver such further documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

Section 14.3 Termination. This Agreement, and the respective rights and obligations of the Shareholders, shall terminate upon the earlier to occur of (a) the date of closing of a Company Sale and (b) the date an Initial Public Offering is completed.

Section 14.4 No Assignment. Except in connection with a Transfer of Shares permitted under this Agreement, neither this Agreement nor any rights or obligations under it are assignable.

Section 14.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understanding between the parties hereto with respect to the subject matter hereof.

Section 14.6 Obligations of Transferees. If a Holder Transfers any Shares to any Person, it shall be a condition to such Transfer that such transferee agree in writing to be bound as a Shareholder by all of the terms and provisions of this Agreement; provided that any such transferee shall automatically be bound by the terms hereof, whether or not such transferee shall have so agreed in writing.

Section 14.7 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such jurisdiction and without regard to conflict of law doctrines. Matters relating to the internal affairs of the Company shall, as necessary, be governed by the laws of the Cayman Islands.

Section 14.8 Specific Performance. Each Shareholder acknowledges that, in view of the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages if this Agreement has not been performed in accordance with its terms. Each Shareholder therefore agrees that the non-breaching parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which such non-breaching parties may be entitled to at law or in equity.

Section 14.9 Headings. The descriptive headings contained in this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 14.10 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant to this Agreement may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties. This Agreement may be executed in facsimile or electronic copy with the same binding effect as an original. The English and Chinese language versions of this Agreement shall be equally valid.

Section 14.11 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any part to this Agreement.

Section 14.12 Notices. Any notice or other communication under this Agreement must be given in writing and (a) delivered in person, (b) transmitted by facsimile, e-mail or other electronic means (if a copy of such notice is also mailed as provided in clause (c)), or (c) delivered by air courier at the address set forth below:

If to Parent or Company:

NutraCea
5090 N. 40th Street, Ste 400
Phoenix, AZ 85018
USA
Attn.: Bradley D. Edson
facsimile: +1-602-522-3001

with copies to:

Weintraub Genshlea Chediak Law Corporation
400 Capital Mall, 11th Floor
Sacramento, CA 95814
USA
Attn.: Chris Chediak
facsimile: +1-916-446-1611

Latham & Watkins LLP
4902 Jin Mao Tower
88 Century Boulevard
Pudong, Shanghai 200121
PRC
Attn.: Rowland Cheng
facsimile: +86-21-6101-6001

If to Bright

No.620 Damuqiao Road,
Shanghai, PRC
Attn.: Li Yuanzhi
facsimile: +8621-6418-9932

If to Minority Shareholder

Peak Capital Inc
411 Th. Fremd Ave. Suite 206
South Building
Rye, NY 10580
Attn. David King
facsimile: (914) 925-3462

or to such other address or to such other person as any party designates by such notice to the other parties. Each such notice or other communication shall be deemed received and effective (i) if given by facsimile, e-mail or other electronic means, when transmitted to the applicable number or e-mail address and an appropriate confirmation of receipt is received; (ii) if given by air courier, the third business day after the date of dispatch; or (iii) if given by other means, when actually received at such address.

Section 14.13 Remedies. Except to the extent this Section 14.12 is inconsistent with any other provision in this Agreement or applicable law, all rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available. No (a) failure on the part of any party to exercise or (b) delay in exercising any right hereunder, shall be deemed a waiver of such right. No single or partial exercise of any right hereunder shall preclude any further or other exercise of such or any other right.

Section 14.14 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement shall remain in full force and effect if the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable. In the event of determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.

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IN WITNESS WHEREOF, the Parties have executed this Shareholders’ Agreement as of the date first above written.

NUTRACEA OFFSHORE, LTD.

By:	/s/ Bradley D. Edson
Name:	Bradley D. Edson
Title:

NUTRACEA

By:	/s/ Bradley D. Edson
Name:	Bradley D. Edson
Title:	CEO

BRIGHT FOOD INVESTMENT COMPANY, LIMITED (HONG KONG).

By:	/s/ Cao Shumin
Name:	Cao Shumin
Title:	President

THE MINORITY SHAREHOLDERS

PEAK CAPITAL INC.

By:	/s/ David H.P. King
Name:	David H.P. King
Title:	President

SCHEDULE 1

MINORITY SHAREHOLDERS

Peak Capital Inc., a Cayman islands registered company

SCHEDULE 2
SHAREHOLDERS

NAME OF SHAREHOLDER	PERCENTAGE HOLDING	NUMBER OF SHARES

NutraCea	72.0%	__________

Bright Food Investment Company, Limited (HONG KONG).	18.0%	__________

Peak Capital Inc.	10.0%	__________

SCHEDULE 3
CAPITAL CALL INSTALLMENTS

[TO BE SUPPLIED AFTER SIGNING]

SCHEDULE 4
CONSTRUCTION AND INITIAL OPERATING BUDGET

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